Exhibit 99.1

AIM ImmunoTech Announces Significant Increase in Stockholder Equity and Extension of Promissory Note Maturity Date to June 2027, Enhancing Financial Flexibility and Supporting Strategic Clinical Priorities

Increase in stockholder equity and note extension strengthen Company’s ability to advance pancreatic cancer development strategy

OCALA, Fla., May 19, 2026 / AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced a significant increase in stockholder equity and that the Company has entered into Amendment #2 to its existing promissory note agreement with Streeterville Capital, LLC, extending the maturity date to June 30, 2027.

AIM recently reported stockholder equity of approximately $2.1 million as of March 31, 2026, which is a significant increase of approximately $11.9 million in stockholder equity from the reported stockholder deficit of approximately $9.8 million as of December 31, 2025. The Company has also raised equity-generating funds through various transactions since March 31, 2026.

The Company believes the increase in stockholder equity and the note extension further support its ability to prudently manage capital resources while maintaining focus on near-term milestones, including continued advancement of its pancreatic cancer development program and other strategic initiatives intended to maximize long-term stockholder value.

“We appreciate the continued support and confidence demonstrated by Streeterville Capital through this extension,” said AIM Chief Executive Officer Thomas Equels. “This amendment enhances our capital allocation flexibility at an important stage for the Company as we remain focused on executing our clinical and operational priorities. We believe the coming quarters present multiple potential catalysts that could create meaningful stockholder value and further expand our strategic optionality.”

Under the terms of the amendment, the maturity date of the promissory note originally issued on February 16, 2024, has been extended from its prior maturity to June 30, 2027. Following the amendment and associated extension fee, the outstanding balance of the note is approximately $1.68 million.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of its lead product, Ampligen® (rintatolimod), for the treatment of late-stage pancreatic cancer, a lethal and unmet global health problem. Ampligen is a dsRNA and highly selective TLR3 agonist immuno-modulator that has shown broad-spectrum activity in clinical trials.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “intends,” “may,” “will,” “plans,” “potential,” “anticipates,” or similar expressions. Any forward-looking statements set forth in this press release speak only as of the date hereof. Such forward-looking statements may include statements relating to: anticipated milestones; the timing of commencement, enrollment, completion, and results of clinical trials; executing clinical and operational priorities; IP expansion and regulatory progress; and timing for receiving government approvals, if at all. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof, except as required by applicable law. The Company is in various stages of seeking to determine whether Ampligen will be effective in the treatment of multiple types of viral diseases, cancers, and immune-deficiency disorders, and disclosures in the Company’s reports filed with the SEC, on its website, and in its press releases set forth its current and anticipated future activities. These activities are subject to change for a number of reasons. Significant additional testing and trials will be required to determine whether Ampligen® will be effective in the treatment of these conditions. Results obtained in preclinical studies do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen® will be efficacious in humans. No assurance can be given as to whether current or planned clinical trials will be successful or yield favorable data, and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, lack of adequate funding, or a change in priorities at the institutions sponsoring other trials. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data. No assurance can be given that the findings in preliminary studies will prove true or that such studies will yield favorable results, or that future studies will not result in findings that are different from those reported in the studies referenced in the Company’s reports filed with the SEC, on the Company’s website, and in its press releases. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. The Company cannot assure that its potential foreign operations will not be adversely affected by these risks.

For a detailed discussion of risk factors, please review the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These filings are available at www.sec.gov and www.aimimmuno.com. The information found on the Company’s website is not incorporated by reference into this press release and is included for reference purposes only.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com